As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-115247

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINDWHAT.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7379	88-0348835
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

5220 Summerlin Commons Blvd., Suite 500
Ft. Myers, Florida 33907
(239) 561-7245
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Phillip R. Thune
President and Chief Operating Officer
FindWhat.com, Inc.
5220 Summerlin Commons Blvd., Suite 500
Ft. Myers, Florida 33907
(239) 561-7245
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:
William J. Kelly, Jr., Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-2025
wkelly@porterwright.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. [      ]

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [      ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [      ] ________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [      ]

Post-Effective Amendment No. 1 to Form S-3

Explanatory Note

This Post-effective Amendment No. 1 to the Registration Statement on Form S-3 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of FindWhat.com, a Nevada corporation (“FindWhat.com”), as a Delaware corporation. The reincorporation was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”)between FindWhat.com, Inc., a Delaware corporation (the “Registrant”), and FindWhat.com. The Merger Agreement provides for, among other things, the merger of FindWhat.com with and into Registrant, its wholly owned subsidiary. The Merger Agreement was approved by the shareholders of FindWhat.com at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was held on June 4, 2004.

As a result of the Merger, which was consummated at 12:01 a.m. on September 3, 2004, each share of common stock, par value $.001 per share, of FindWhat.com issued and outstanding was converted into and exchanged for a share of common stock, par value $.001 per share, of Registrant, and each option and warrant to acquire shares of FindWhat.com was converted into and became an equivalent option or warrant to acquire an equal number of shares of Registrant’s common stock and the exercise price per share under each respective option or warrant remained equal to the exercise price per share immediately prior to the Merger. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to FindWhat.com hereby expressly adopts this registration statement as its own for all purposes of the Securities Act.

The applicable registration fees were paid at the time of the original filing of this registration statement.

Part II

Information Required in Registration Statement

Item 15.     Indemnification of Directors and Officers.

(a)      Article IX of the Registrant’s By-Laws (the “By-Laws”) provides that the Registrant shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who is or was involved or threatened to be made so involved in any action by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity; provided that the Registrant shall indemnify a person seeking indemnification in connection with an action initiated by such person only if: (i) required by law; (ii) authorized by its board of directors; (iii) pursuant to the powers vested in the Registrant by the Delaware General Corporation Law (the “DGCL”); or, (iv) to establish a right of indemnification under an indemnity agreement or any other law or as required by section 145 of the DGCL. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of the proceeding; provided that the Registrant shall only make a payment of expenses in advance upon receipt of an undertaking by the indemnified person to repay all advanced amounts should it ultimately be determined that the person was not entitled to indemnification. All indemnification rights in Article IX are contract rights. The Registrant also may provide indemnification for employees and agents of the Registrant by action of its board of directors. Article IX expressly states that no amendment to the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to such amendment. The right of indemnification is not exclusive of any other rights of indemnification that may be available.

In determining the right to indemnification, the Registrant has the burden of proving that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for expenses incurred in connection with such proceeding. All reasonable expenses incurred by an indemnitee in connection with any proceeding shall be advanced by the Registrant after receipt of a statement from the indemnitee requesting such advance. If a claim for indemnification is not paid by the Registrant within ninety (90) days after a written claim has been received by the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim.

Article IX provides that the Registrant may purchase and maintain insurance in connection with any expenses, liability or loss relating to any proceeding, whether or not the Registrant would have the power to indemnify the officer, director, employee, agent, attorney, trustee or representative. The Registrant also may enter into indemnification contracts with any of the foregoing persons, which contracts are deemed specifically approved and authorized by the stockholders.

(b)      Under Section 145 of the DGCL, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving in such capacity for another corporation or other enterprise at the request of the corporation is permitted against expenses, fines and amounts paid in settlement actually and reasonably incurred by him in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in criminal actions, where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the DGCL in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a proceeding of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

(c)      Under Section 145 of the DGCL and Article IX of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who serves as a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Registrant would have the power to provide indemnity under Section 145 or the By-Laws. The Registrant has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Registrant and its subsidiaries.

(d)      As permitted by Section 102(b)(7) of the DGCL, Article SEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit.

(e)       Certain registration rights agreements provide for the indemnification of the Registrant, which may be deemed to include it’s directors and officers, by the Selling Stockholders. The indemnification provided for by the Selling Stockholders is limited to matters arising in connection with this Registration Statement.

The above discussion of the Registrant’s By-Laws, Amended and Restated Certificate of Incorporation, indemnification agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Amended and Restated Certificate of Incorporation and statutes.

Item 16.     Exhibits

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger between FindWhat.com, a Nevada corporation, and FindWhat.com, Inc., a Delaware corporation (Previously filed as Exhibit 2.1 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

4.1
Amended and Restated Certificate of Incorporation of FindWhat.com, Inc. (Previously filed as Exhibit 3.1 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of FindWhat.com, Inc. (Previously filed as Exhibit 3.2 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23.1*	Consent of Ernst & Young LLP, Tampa, Florida.

23.2*	Consent of Ernst & Young LLP, London, England.

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

24*	Powers of Attorney.

* Filed with this Registration Statement

Item 17.     Undertakings

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on September 3, 2004.

FINDWHAT.COM, INC.

By: /s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson, Chairman,
Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title		Date

/s/ Craig A. Pisaris-Henderson	Chairman, Chief Executive Officer,	)	September 3, 2004
	Secretary and Director	)
Craig A. Pisaris-Henderson	(Principal Executive Officer))
)
*Phillip R. Thune	President, Chief Operating Officer,	)	September 3, 2004
	Treasurer and Director	)
Phillip R. Thune		)
)
*Brenda Agius	Chief Financial Officer	)	September 3, 2004
	(Principal Financial Officer and	)
Brenda Agius	Principal Accounting Officer))
)
*Frederick E. Guest II	Director	)	September 3, 2004
)
Frederick E. Guest II		)
)
*Lee Simonson	Director	)	September 3, 2004
)
Lee Simonson		)
)
*Jerry Della Femina	Director	)	September 3, 2004
)
Jerry Della Femina		)
)
*Daniel B. Brewster	Director	)	September 3, 2004
)
Daniel B. Brewster		)
)
*Charles P. Rothstein	Director	)	September 3, 2004
)
Charles P. Rothstein		)

*By: /s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson, attorney-in-fact

Registration No. 333-115247

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FindWhat.com, Inc.

EXHIBITS

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description

2.1	Agreement and Plan of Merger between FindWhat.com, a Nevada corporation, and FindWhat.com, Inc., a Delaware corporation (Previously filed as Exhibit 2.1 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

4.1	Amended and Restated Certificate of Incorporation of FindWhat.com, Inc. (Previously filed as Exhibit 3.1 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of FindWhat.com, Inc. (Previously filed as Exhibit 3.2 to Form 8-K filed September 3, 2004 and incorporated herein by reference).

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23.1*	Consent of Ernst & Young LLP, Tampa, Florida.

23.2*	Consent of Ernst & Young LLP, London, England.

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

24*	Powers of Attorney.

* Filed with this Registration Statement